Exhibit 11(b)


                          INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Shareholders of GE Investments Funds, Inc.:

     We consent to the use of our report dated February 6, 1998 with respect to the International Equity Fund, Real Estate Securities Fund, Premier Growth Equity Fund, Value Equity Fund, U.S. Equity Fund, S&P 500 Index Fund, Total Return Fund, Global Income Fund, Income Fund, and Money Market Fund of the GE Investments Funds, Inc. incorporated herein by reference and to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Independent Auditors" in the Statement of Additional Information.




                                                KPMG PEAT MARWICK LLP


New York, New York
April 24, 1998